Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

May 10, 2021

Mersana Therapeutics, Inc.

840 Memorial Drive

Cambridge, MA 02139

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by Mersana Therapeutics, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 2,753,651 shares of common stock, $0.0001 par value, of the Company (the “Plan Shares”) issuable under the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan (the “Plan”) and (ii) 532,500 shares of common stock, $0.0001 par value, of the Company (together with the Plan Shares, the “Shares”) that may be issued, in the aggregate, upon exercise of inducement stock option awards (the “Inducement Awards”) granted to Charles Miller, Arvin Yang, Carla Poulson and Alejandra Carvajal on August 31, 2020, November 30, 2020, January 19, 2021 and April 26, 2021, respectively.

We are familiar with the actions taken by the Company in connection with the adoption of the Plan and the grants of the Inducement Awards. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan or the applicable Inducement Award, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP